EXHIBIT 16.1

May 6, 2008

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20540

Re:           Woize International, Ltd.

Dear Sir or Madam:

We have read Item 4.01 Changes in Registrant’s Certifying Accountant of Form 8-K of Woize International, Ltd. dated May 6, 2008, and agree with the statements concerning our firm contained in section (a).  We have no basis to agree or disagree with the other statements made by the Registrant in section (b).

Very truly yours,

/s/ Whitley Penn LLP